ARTICLES OF MERGER
(Profit Corporations)

The following articles of merger are submitted in accordance with the Florida Business Corporation Act, pursuant to section 607.1105, Florida Statutes.

First: The name and jurisdiction of the **surviving** corporation:

Name	Jurisdiction	Document Number (If known/ applicable)
John Keeler & Co., Inc.	FL	P95000038151

Second: The name and jurisdiction of each **merging** corporation:

Name	Jurisdiction	Document Number (If known/ applicable)
Blue Star Acquisition, Inc.	FL	P18000091458

Third: The Plan of Merger is attached.

Fourth: The merger shall become effective on the date the Articles of Merger are filed with the Florida Department of State.

OR ______ / ______ / ______ (Enter a specific date. NOTE: An effective date cannot be prior to the date of filing or more than 90 days after merger file date.)

Note: If the date inserted in this block does not meet the applicable statutory filing requirements, this date will not be listed as the document's effective date on the Department of State's records.

Fifth: Adoption of Merger by **surviving** corporation - **(COMPLETE ONLY ONE STATEMENT)**
The Plan of Merger was adopted by the shareholders of the surviving corporation on November 8, 2018.

The Plan of Merger was adopted by the board of directors of the surviving corporation on ______________________ and shareholder approval was not required.

Sixth: Adoption of Merger by **merging** corporation(s) **(COMPLETE ONLY ONE STATEMENT)**
The Plan of Merger was adopted by the shareholders of the merging corporation(s) on November 5, 218.

The Plan of Merger was adopted by the board of directors of the merging corporation(s) on ______________________ and shareholder approval was not required.

(Attach additional sheets if necessary)

Seventh: SIGNATURES FOR EACH CORPORATION

Name of Corporation	Signature of an Officer or Director	Typed or Printed Name of Individual & Title
John Keeler & Co., Inc.		John R. Keeler, Chief Executive Officer
Blue Star Acquisition, Inc.	L Anthony	Laura Anthony, Chief Executive Officer

PLAN OF MERGER
(Non Subsidiaries)

The following plan of merger is submitted in compliance with section 607.1101, Florida Statutes, and in accordance with the laws of any other applicable jurisdiction of incorporation.

First: The name and jurisdiction of the **surviving** corporation:

Name	Jurisdiction
John Keeler & Co., Inc.	FL

Second: The name and jurisdiction of each **merging** corporation:

Name	Jurisdiction
Blue Star Acquisition, Inc.	FL

Third: The terms and conditions of the merger are as follows:

Article I through Article IX of the attached Merger Agreement.

Fourth: The manner and basis of converting the shares of each corporation into shares, obligations, or other securities of the surviving corporation or any other corporation or, in whole or in part, into cash or other property and the manner and basis of converting rights to acquire shares of each corporation into rights to acquire shares, obligations, or other securities of the surviving or any other corporation or, in whole or in part, into cash or other property are as follows:

(Attach additional sheets if necessary)

THE FOLLOWING MAY BE SET FORTH IF APPLICABLE:

Amendments to the articles of incorporation of the surviving corporation are indicated below or attached:
[None]

OR

Restated articles are attached:

Other provisions relating to the merger are as follows:
[None]